UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2012

POLYPORE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road Suite 350 Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number Including Area Code)

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On December 27, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Polypore International, Inc. (the “Company”) adopted the Polypore International, Inc. Deferred Savings Plan (the “DSP”).  The DSP is a nonqualified deferred compensation plan for a select group of management or highly compensated employees of the Company and its participating affiliates and subsidiaries (together, the “Participating Companies”), as well as non-employee directors of the Company.  The Compensation Committee has appointed a committee to administer the DSP (the “Plan Committee”), and the Compensation Committee or the Plan Committee may select the employees who will participate in the DSP.  On December 27, 2012, the Compensation Committee designated Robert B. Toth, Lynn Amos, Mitchell J. Pulwer, Phillip Bryson, John O’Malley, and Chris McKee as the initial employee participants in the DSP.

In addition, on December 27, 2012, the Compensation Committee authorized the establishment of a grantor trust known as a “rabbi trust” for the purpose of accumulating assets from which DSP liabilities may be paid.  Assets set aside in the rabbi trust remain subject to the claims of the creditors of a Participating Company in the event of its insolvency or bankruptcy.  DSP participants are unsecured general creditors of the Participating Companies with respect to benefits under the DSP.  The DSP is intended to be unfunded for federal tax purposes.

Employee participants generally are eligible to defer up to 100% of their base salary and 100% of their annual bonus and other bonus compensation.  Deferral elections must be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Employee participants who also participate in the Polypore, Inc. Retirement Savings Plan (the “401(k) Plan”) may contribute excess deferrals to the DSP, which are contributions that are credited to the DSP because either: (a) the participant’s earnings have exceeded the Code Section 401(a)(17) limit for the year ($255,000 for 2013) and/or (b) the participant’s deferrals to the 401(k) Plan have reached the Code Section 402(g) limit for the year ($17,500 for 2013).  The DSP also will provide employer contributions, generally using the 401(k) Plan formulas for employer nonelective and matching contributions, for compensation in excess of the Code Section 401(a)(17) compensation limit for the year.  Compensation for purposes of these employer contributions under the DSP is determined without reduction for deferrals made by the employee to the DSP.  Non-employee directors generally are eligible to defer up to 100% of their annual cash retainer fees and annual cash meeting fees from the Company.  Participants are fully vested in all contributions credited to the DSP.

Participants may allocate the amounts deferred under the DSP among designated benchmark funds.  The benchmark funds track the mutual fund performance they each represent, but the participants do not invest directly in these funds.

Generally, participants may elect to receive each year’s deferral balance upon separation from service or at a future fixed date that is at least three years beyond the applicable DSP year, either in a lump sum or installments.  If the participant is a “specified employee” under Code Section 409A, the first payment following a separation from service generally must be postponed for six months following termination.  Depending on a participant’s elections, distribution may be made earlier upon a disability (as defined in the DSP).  Under certain circumstances, participants also may request distributions for an unforeseeable emergency.  In the event of a participant’s death, the entire deferral balance (including any remaining installment payments) will be paid in a lump sum to the participant’s beneficiaries in a lump sum.  In the event of a “change in control” (as defined in the DSP) of the Company, the participants will receive a lump sum distribution of their DSP accounts.

The Compensation Committee retains the discretion to amend or terminate the DSP at any time (provided that an amendment generally cannot reduce a participant’s benefits as of the date of the amendment).  The DSP can be terminated and liquidated as permitted by Code Section 409A.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the DSP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.
(Registrant)

Date: December 28, 2012	By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer